BIOSPHERE DEVELOPMENT CORP
(BAHAMAS)

BIOSPHERE TECHNOLOGY LICENSE
AGREEMENT

License number BTLA-20093____

awarded to
SC WASTE TO ENERGY SRL

5th June 2009
Biosphere Development Corp hereby licenses SC WASTE TO ENERGY SRL on an exclusive basis for an initial period of 5 years with subsequent rollover options for further 5 to 10 year periods, providing SC WASTE TO ENERGY SRL.
1)
reaches and maintains sales of a minimum of three  (3) x 6MW/hr Biosphere Process System’s per year with a 50% deposit due and payable on the first one of these three systems upon the granting of the temporary operating permit to allow its operation in Romania.

2)	successfully qualifies the Biosphere System under Romanian Law number 220/2008 “On Establishing a System to Promote the Production of Renewably Generated Electricity”
3)
The payment to BDC by SC WASTE TO ENERGY SRL of an annual royalty equal to 15% of the gross revenue generated by the use of Biosphere Systems sold under this license for the complete operational life time of the Systems. The mechanism for auditing, protecting and collecting this annual royalty fee will be developed between the parties and appended hereto within 30 days of the date hereto.

This license entitles SC WASTE TO ENERGY SRL to use Biosphere System Technology for the purpose of marketing, selling, leasing and operating Biosphere Process Systems in Romania using the Bio Sphere technology. This licence provides that any developments, modifications, alterations, enhancements and/or improvements arising from or as a result of this licence in any format from the actions of SC WASTE TO ENERGY SRL are and shall remain at all times the sole property of Dr CA McCormack, and that McCormack shall retain all other rights to the Biosphere System Technology in accordance with the contractual agreements between McCormack and Biosphere Development Corp (Bahamas).

Dr. CA McCormack, Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.

This BIOSPHERE TECHNOLOGY LISENCE AGREEMENT (hereinafter referred to as the “BTLA”) is granted on June 5th 2009 by Biosphere Development Corp (Bahamas) (hereinafter referred to as "BDC") a Bahamian Corporation, (No. 134790 B) incorporated in Nassau Bahamas under the Bahamian International Business Companies Act, 2000, with an address at P.O. Box 13277 Cable Beach Nassau Bahamas, to SC WASTE TO ENERGY SRL (hereinafter referred to as "WTE") a Romanian Corporation (No. J40/7203/2009) its owners, subsidiaries, affiliates, successors and or assigns, a corporation incorporated under the laws of ROMANIA, with an address at  Bucharest, 3rd District, Dudesti – Pantelimon St.. No 2-4-6, room no 44;

both hereinafter collectively referred to as "the Parties".

The Parties acknowledge that Dr. CA McCormack (MCCORMACK) has developed and owns a proprietary system, the Biosphere Process™ System, the design and all components thereof and associated know how developed prior to the execution of this BTLA or during the course of the operation of this BTLA, which MCCORMACK has assigned to BDC for purposes of commercial marketing, manufacturing and development (hereafter "System" or "Systems"). The Parties further acknowledge and declare that MCCORMACK is a third party beneficiary to this Agreement.

BDC hereby permits WTE, on the basis of this BTLA, and WTE hereby acknowledges all of the obligations of this BTLA by which WTE is allowed exclusive use of the Biosphere technology and documentation for the purpose of marketing, selling, leasing and operating Systems in Africa. The Parties agree that this BTLA is given by BDC to WTE solely and only for the purpose of marketing, selling, leasing and operating Systems and that all plans, designs, and engineering, and any developments, modifications, alterations, enhancements and/or improvements arising there from as a result of this BTLA’s operation or arising in any format from the actions of WTE are and shall remain at all times the sole property of MCCORMACK and that MCCORMACK shall retain all other rights to the System in accordance with the assignment provided by MCCORMACK to BDC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Disclosure:

BDC hereby permits access by WTE to such technological information as is needed for WTE to sell, lease and or operate Biosphere Process Systems.

2.	Consideration for Permit.

BDC grants this license for a period of five years in return for:

1)
reaches and maintains sales of a minimum of three  (3) x 6MW/hr Biosphere Process System’s per year with a 50% deposit due and payable on the first one of these three systems upon the granting of the temporary operating permit to allow its operation in Romania.

2)	successfully qualifies the Biosphere System under Romanian Law number 220/2008 “On Establishing a System to Promote the Production of Renewably Generated Electricity”
3)
The payment to BDC by SC WASTE TO ENERGY SRL of an annual royalty equal to 15% of the gross revenue generated by the use of Biosphere System sold under this license for the complete operational life time of the Systems. The mechanism for auditing, protecting and collecting this annual royalty fee will be developed between the parties and appended hereto within 30 days of the date hereto.

3.	Manufacturing.

Biosphere Development Corp agrees to review its manufacturing agreements to provide for Biosphere Process System manufacturing facilities in some of the countries licensed to WTE if commercially viable.

4.	Representations and Warranties.

The Parties represent warrant and covenant as follows:

A.           Title; Infringement. BDC enjoys good and marketable title and rights to the System, including the copyright to the System, and has all necessary rights to enter into this BTLA without violating any other agreement or commitment of any sort. BDC does have outstanding agreements and understandings, written and oral, concerning the System design with a number of manufacturers. The System does not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right.

B.           Authority Relative to this BTLA. This BTLA is a legal, valid and binding obligation of the Parties. No consent or approval by any person or entity or public authority is required to authorize or is required in connection with the execution, delivery or performance of this BTLA by the Parties.

5.	No Brokers.

All negotiations relative to this BTLA have been conducted by BDC directly with WTE, without the intervention of any third person(s), and in such manner as to not give rise to any valid claim against the Parties hereto for brokerage commissions, finder's fees or other like payments.

6.	Consents, Further Instruments and Cooperation.

WTE and BDC shall each use their respective best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this BTLA. BDC shall execute, or cause its employees and agents to deliver, any required material or other similar document or instrument, following WTE reasonable request. WTE will execute and record all other instruments required from time to time by BDC or MCCORMACK, including but not limited to the execution and recordation of documents evidencing the rights and title of BDC or MCCORMACK in and to the Systems.

7.	BDC's Use of the Systems

BDC retains hereby and by way of its assignment from MCCORMACK all rights whatsoever in the System and does retain the right to use the System, or any material relating to the System for any purpose, personal, commercial, or otherwise. WTE and BDC furthermore shall maintain all information relating to the System or use of the System in confidence and shall have the right to disclose any aspect of the System to any third party without the prior written consent of McCormack. WTE agrees not to participate in any activities relating to development, marketing or sale of the System or competing technologies that would compete, directly or indirectly, with BDC's marketing or distribution of the System unless otherwise permitted in writing, in advance, from BDC.

8.	No Assignment.

WTE may not assign this BTLA or any obligation herein without the prior written consent of BDC, which will not be unreasonably withheld.  WTE is not restricted from assigning portions of its obligations to subsidiaries while in the process of purchasing and operating additional systems, nor is WTE restricted from sub-contracting with companies in its normal course of business, in order to remain competitive, as referenced in Section 9. This BTLA shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, personal representatives, successors and assigns. WTE may not assign this BTLA or any part hereto

9.	Entire Agreement.

This BTLA contains the entire understanding of the Parties, and supersedes any and all other agreements presently existing or previously made, written or oral, between WTE and BDC concerning its subject matter. This BTLA may not be modified except in writing and signed by both Parties.

10.	Return of Documentation and records.

WTE when requested by BDC, will deliver to BDC all copies of all documents relating to the services performed, including subcontractor bids, test results, laboratory analyses, plans, blue prints, designs, and architectural drawings, and shall maintain a complete documentary record of any and all activities performed under this agreement. WTE shall maintain true and correct records and catalogues in connection with each service performed and all transactions related thereto and shall retain all such records for twenty-four (24) months after the end of the calendar year in which the last service pursuant to this Agreement was performed before returning all such records to BDC. All records including test results, laboratory analyses, plans, blue prints, designs etc, shall be maintained for BDC by WTE in. a suitably secure fashion so as to avoid their unintended dissemination to unrelated third parties or competitors of BDC. WTE is expressly forbidden from providing any information, documentation, designs, plans or operating information to any third party without the express written consent of both MCCORMACK and BDC.

11.	Severability.
A.           This Agreement shall be interpreted and construed according to, and governed by, the law in force in the Commonwealth of the Bahamas, and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Commonwealth of the Bahamas for determining any dispute concerning this agreement.

B.           If any provision of this BTLA is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this BTLA nevertheless will continue in full force and effect without being impaired or invalidated in any way.

C.           In any action or proceeding to enforce rights under the agreement, the prevailing party will be entitled to recover its costs and attorneys' fees.

12.	Notices.
All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid:

If to WTE:	Mr Rares Alexandru Gardus
Chairman
SC WASTE TO ENERGY SRL
Dudesti – Pantelimon St. No 2-4-6, room no 44
3rd District, Bucharest - ROMANIA

Tel	+4 021 255 53 67
Fax	+4 021 255 53 67

Email.	rares.gardus@digitaltv.ro

If to BDC:	Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
Tel	+1 561 892 7930
Fax	+1 561 459 3813
Email	geecf@geecf.ru

13.	Relationship of the Parties.

The relationship between WTE and BDC under this BTLA is that of Permittee and Permitting Party. Nothing in this BTLA is intended to be construed so as to suggest that the Parties hereto are partners or joint ventures, or that either Party hereto or its employees are the employee or agent of the other. Except as expressly set forth herein, neither WTE nor BDC has no authority and neither express nor implied right or authority under this BTLA to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

14.	Headings.

Headings used in this BTLA are provided for convenience only and shall not be used to construe meaning or intent.

15.           Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the Canton of Geneve Switzerland. Where any dispute (other than an invoice dispute which shall be determined in accordance with the provisions of this sales agreement) arises between the Parties in connection with or in consequence of the terms of this Agreement, the Parties shall immediately enter into bona fide discussions and use all reasonable endeavours to resolve such dispute amicably. If the Parties fail to resolve any dispute within fifteen (15) days of the first notification of such a dispute by either Party to the other, the matter shall be submitted to the non-exclusive jurisdiction of the Canton of Geneve.

IN WITNESS WHEREOF, the parties have executed this BTLA the 25th day of April 2009.

FOR Biosphere Development Corp (Bahamas)

BY:	Witness:
Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
For and on behalf of Biosphere Development Corp (Bahamas).

FOR   SC WASTE TO ENERGY SRL

BY:	Witness:

Mr Rares Alexandru Gardus
Chairman
SC WASTE TO ENERGY SRL
Dudesti – Pantelimon St. No 2-4-6, room no 44
3rd District, Bucharest - ROMANIA
For and on behalf of SC WASTE TO ENERGY SRL (Romania)

And now enter Dr. CA McCormack who signifies acceptance of all of the undertakings and obligations of this BTLA in his favour as third party beneficiary thereof.

Witness:
Dr. CA McCormack